Filed pursuant to Rule 424(b)(3)
Registration No. 333-208307

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated September 22, 2016

PRELIMINARY PROSPECTUS SUPPLEMENT

(To prospectus dated December 2, 2015)

2,650,000 Shares

Common Stock

The selling shareholder identified in this prospectus supplement is offering 2,650,000 shares of our common stock. The selling shareholder will receive all net proceeds from the sale of the shares of our common stock in this offering.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HOMB.” On September     , 2016, the last reported sale price of our common stock as reported on the NASDAQ Global Select Market was $         per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” section beginning on page S-7 of this prospectus supplement for a description of certain risks and uncertainties you should consider in evaluating an investment in our common stock.

	Per Share	Total
Public offering price	$	$
Underwriting discount	$	$
Proceeds, before expenses, to the selling shareholder	$	$

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

These securities are not savings accounts, deposits, or other obligations of any bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

The shares will be ready for delivery on or about                     , 2016.

Stephens Inc.

The date of this prospectus supplement is September     , 2016.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling shareholder and the terms on which the selling shareholder is offering and selling our common stock. The second part is the accompanying prospectus, dated December 2, 2015, which contains and incorporates by reference important business and financial information about us and other information about the offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus, on the other hand, the information in this prospectus supplement shall control. In addition, any statement in a filing we make with the Securities and Exchange Commission (“SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the completion of this offering that adds to, updates or changes information contained in an earlier filing we made with the SEC shall be deemed to modify and supersede such information in the earlier filing, this prospectus supplement or the accompanying prospectus, as the case may be.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the selling shareholder and the underwriter have not, authorized any other person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling shareholder and the underwriter are not making an offer to sell our common stock in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of our common stock offered hereby. Our business, financial condition, results of operations and prospects may have changed since those dates.

Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein.

Preliminary expectations of operating results and other financial data contained in this prospectus supplement are estimates only, and actual results may differ materially from those estimates, including as a result of factors discussed in this prospectus supplement and any documents incorporated by reference into this prospectus supplement. All preliminary estimates have been prepared by management, and BKD LLP, our independent public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to these estimates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of our statements contained in this document are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Exchange Act. Forward-looking statements relate to future events or our future financial performance and include statements about the competitiveness of the banking industry, potential regulatory obligations, our entrance and expansion into other markets, our other business strategies and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:

•	the effects of future local, regional, national and international economic conditions, including inflation or a decrease in commercial real estate and residential housing values;

S-ii

•	changes in the level of nonperforming assets and charge-offs, and credit risk generally;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	legislation and regulation affecting the financial services industry as a whole, and the Company and its subsidiaries in particular, including the effects resulting from the reforms enacted by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and the adoption of regulations by regulatory bodies under the Dodd-Frank Act;

•	increased regulatory requirements and supervision that will apply if we exceed $10 billion in total assets;

•	the risks of changes in interest rates or the level and composition of deposits, loan demand and the values of loan collateral, securities and interest-sensitive assets and liabilities;

•	the effects of terrorism and efforts to combat it;

•	political instability;

•	technological changes;

•	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;

•	the effect of any mergers, acquisitions or other transactions to which we or our subsidiaries may from time to time be a party, including our ability to successfully integrate any businesses that we acquire;

•	the effect of changes in accounting policies and practices and auditing requirements, as may be adopted by the regulatory agencies, as well as the Public Company Accounting Oversight Board, the Financial Accounting Standards Board, and other accounting standard setters; and

•	the failure of assumptions underlying the establishment of our allowance for loan losses.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Cautionary Note. Our actual results may differ significantly from those we discuss in these forward-looking statements. Additional factors, risks and uncertainties that could cause our results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section provided below.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in, or incorporated by reference into, this prospectus supplement. Because this is a summary, it may not contain all the information that may be important to you. Therefore, you should also read the more detailed information set forth in this prospectus supplement, our financial statements, and documents incorporated by reference into this prospectus supplement and the accompanying prospectus before making a decision to invest in our common stock. See “Where You Can Find Additional Information.” Unless we indicate otherwise, the words “we,” “our,” “us” and “Company” refer to Home BancShares, Inc. and its wholly owned subsidiaries. Unless otherwise indicated, information presented herein is as of September     , 2016.

Home BancShares, Inc.

Company Overview

We are a Conway, Arkansas headquartered bank holding company registered under the Bank Holding Company Act of 1956, as amended. We are primarily engaged in providing a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities through our wholly-owned community bank subsidiary, Centennial Bank (the “Bank”). The Bank operates through 143 branch locations in Arkansas, Florida, Alabama and New York City. Although we have a diversified loan portfolio, at June 30, 2016, commercial real estate loans represented 57.4% of gross loans and 318.7% of total stockholders’ equity, respectively. As of June 30, 2016, we had total assets of $9.6 billion, total deposits of $6.7 billion, and total loans of $7.0 billion.

We acquire, organize and invest in community banks that serve attractive markets. Our community banking team is built around experienced bankers with strong local relationships. Since opening our first subsidiary bank in 1999, we have acquired and integrated a total of 19 banks with locations in Arkansas, Florida and Alabama, including 14 banks since 2010, seven of which we acquired through Federal Deposit Insurance Corporation (“FDIC”) assisted transactions. Our subsidiary bank has operated under a single charter and the Centennial Bank name since 2009. In 2015, after acquiring a pool of national commercial real estate loans, we opened a loan production office in New York City and created Centennial Commercial Finance Group (“Centennial CFG”) to build out a national lending platform focused on commercial real estate as well as commercial and industrial loans. The New York City office was converted to a branch on September 1, 2016.

Our principal executive office is located at 719 Harkrider, Suite 100, Conway, Arkansas, and our telephone number is (501) 339-2929. We maintain a website at http://www.homebancshares.com. The information found on our website is not a part of this prospectus supplement or the accompanying prospectus.

Our Growth Strategy

We seek to achieve meaningful growth in earnings per share and to enhance shareholder value. Our growth strategy entails the following:

•	Strategic acquisitions — Strategic acquisitions have been a significant component of our historical growth strategy, and we believe properly priced bank acquisitions can continue to be a large part of our growth strategy. In the near term, our principal acquisition focus will be to continue to expand our presence in Arkansas, Florida and Alabama and into other contiguous markets through pursuing both non-FDIC-assisted and FDIC-assisted bank acquisitions, although we may expand into other areas if attractive financial opportunities in other market areas arise. We are continually evaluating potential bank acquisitions that we believe provide attractive risk-adjusted returns for our organization and our shareholders.

•	Organic growth — We believe our current branch network provides us with the capacity to grow within our existing market areas. We also believe we are well-positioned to attract new business and additional experienced personnel as a result of ongoing changes in our competitive markets. We believe the markets that we have entered into as a result of historical acquisitions provide us opportunities for organic growth. Additionally, through our establishment of Centennial CFG, we are building out a national lending platform focusing on commercial real estate as well as commercial and industrial loans. As opportunities arise, we will evaluate new (commonly referred to as de novo) branches or loan production offices in our current markets and in other attractive market areas. During 2015, no de novo branches were opened, but we opened the New York City loan production office that was converted to a branch on September 1, 2016. We will continue to evaluate de novo opportunities during 2016 and make decisions on a case-by-case basis in the best interest of the shareholders. Overall, we expect the organic loan growth we experienced in 2015 to continue in all of our markets as the economic environment has improved.

Acquisitions

Since opening our first bank subsidiary in Conway, Arkansas in 1999, we have completed the following acquisitions, which have significantly increased our assets and expanded our footprint:

		Year Acquired	At Acquisition				Acquisition Type
Acquired Bank	Headquarters		Assets		Deposits
			(In millions)
Community Bank	Cabot, Arkansas	2003	$326.2		$279.6		Market
Twin City Bank(1)	North Little Rock, Arkansas	2005	633.4		500.1		Market
Marine Bank(2)	Marathon, Florida	2005	257.6		200.7		Market
Bank of Mountain View	Mountain View, Arkansas	2005	202.5		158.0		Market
Centennial Bank	Little Rock, Arkansas	2008	234.1		178.8		Market
Old Southern Bank	Orlando, Florida	2010	342.6		328.5		FDIC-assisted
Key West Bank	Key West, Florida	2010	89.6		66.7		FDIC-assisted
Coastal Community Bank	Panama City, Florida	2010		(3)		(3)	FDIC-assisted
Bayside Savings Bank	Port Saint Joe, Florida	2010		(3)		(3)	FDIC-assisted
Wakulla Bank	Crawfordville, Florida	2010	377.9		356.2		FDIC-assisted
Gulf State Community Bank	Carabelle, Florida	2010	118.2		97.7		FDIC-assisted
Vision Bank	Panama City, Florida	2012	529.5		524.4		Selected Asset Purch.
Heritage Bank of Florida	Lutz, Florida	2012	224.8		219.5		FDIC-assisted(4)
Premier Bank	Tallahassee, Florida	2012	264.8		246.3		§363 Bankruptcy
Liberty Bancshares, Inc.	Jonesboro, Arkansas	2013	2,819.3		2,132.5		Market
Florida Traditions Bank	Dade City, Florida	2014	310.5		267.3		Market
Broward Financial Holdings, Inc.	Ft. Lauderdale, Florida	2014	184.4		134.2		Market
Doral Bank Florida	Panama City, Florida	2015	466.1		467.6		FDIC-assisted(4)
Florida Business Bancgroup, Inc.	Tampa, Florida	2015	564.5		472.0		Market

(1)	Prior to the acquisition, we owned approximately 32% of the shares of TCBancorp, parent company of Twin City Bank.
(2)	In 1995, John W. Allison, our Chairman, was a founding board member of Marine Bancorp, parent company of Marine Bank. He owned approximately 14% of Marine Bancorp’s shares at the time of our acquisition.
(3)	Coastal Community Bank and Bayside Savings Bank were under common ownership prior to their FDIC receivership and were acquired from the FDIC in simultaneous transactions. We acquired total assets and total deposits from the two banks collectively, valued at the time of acquisition, of $436.8 million and $424.6 million, respectively.
(4)	Heritage Bank of Florida and Doral Bank’s Florida Panhandle operations were acquired through FDIC-assisted transactions without loss sharing.

Community Banking Philosophy

Our community banking philosophy consists of four basic principles:

•	managing our community banking franchise with experienced bankers and community bank boards who are empowered to make customer-related decisions quickly;

•	providing exceptional service and developing strong customer relationships;

•	pursuing the business relationships of our community bank boards, executive officers, shareholders, and customers to actively promote our community bank; and

•	maintaining our commitment to the communities we serve by supporting civic and nonprofit organizations.

These principles, which make up our community banking philosophy, are the driving force for our business. As we streamlined our legacy business into an efficient banking network and have integrated new acquisitions, we have preserved lending authority with local management in most cases by using community bank boards that maintain an integral connection to the communities we serve. These community bank boards are generally empowered with lending authority of up to $6.0 million in their respective geographic areas. This allows us to capitalize on the strong relationships that these individuals and our local bank officers have in their respective communities to maintain and grow our business. Through experienced and empowered local bankers and board members, we are committed to maintaining a community banking experience for our customers.

Operating Goals

Our operating goals focus on maintaining strong credit quality, continuing to improve profitability, attracting and motivating experienced bankers, and maintaining a “fortress” balance sheet:

•	Maintaining strong credit quality — Credit quality is our first priority. We employ a set of credit standards designed to ensure the proper management of credit risk. Our management team plays an active role in monitoring compliance with these credit standards in the different communities served by Centennial Bank. We have a centralized loan review process, which we believe enables us to take prompt action on potential problem loans. During the past few years we have taken an aggressive approach to resolving problem loans, including those problem loans acquired in FDIC-assisted and non-FDIC-assisted acquisitions. We are committed to maintaining high credit quality standards.

•	Continuing to improve profitability — We strive to improve our profitability and achieve high performance ratios as we utilize the available capacity of branches and employees. During 2015, we acquired Doral Bank’s Florida Panhandle operations (“Doral Florida”) and Florida Business BancGroup, Inc. and converted them onto our operating systems. Upon conversion, we closed all five Doral Florida branch locations in the Florida Panhandle, where we already operated from 29 branch locations. We expect these to result in cost savings and enhance economies of scale for our organization. Additionally, during 2015, we created Centennial CFG to build out a national lending platform focusing on commercial real estate as well as commercial and industrial loans. Our core efficiency ratio improved from 36.92% for the first fiscal quarter in 2016 to 36.84% for the second fiscal quarter in 2016 and to 36.62% for the two-month period ended August 31, 2016. Core efficiency ratio is calculated by dividing non-interest expense less amortization of core deposit intangibles by the sum of net interest income on a tax-equivalent basis and non-interest income excluding non-fundamental items such as merger expenses and/or gain and losses. These improvements in operating efficiency are being driven by, among other factors, increasing revenue from organic loan growth, improving our cost savings from the acquisitions, implementing our efficiency study initiatives, streamlining the processes in our lending and retail operations and improving our purchasing power.

•	Attracting and motivating experienced bankers — We believe a major factor in our success has been our ability to attract and motivate bankers who have experience in and knowledge of their local communities. Historically, our hiring and retaining experienced relationship bankers has been integral to our ability to grow quickly when entering new markets. Specifically, in connection with the establishment of Centennial CFG, we were able to hire a group of experienced lenders with knowledge of the New York business climate and national commercial lending platforms, which we believe presents us with significant opportunity for loan growth.

•	Maintaining a “fortress” balance sheet — We intend to maintain a strong balance sheet through a focus on four key governing principles: (1) maintaining solid asset quality; (2) remaining well-capitalized; (3) pursuing high performance metrics including return on tangible equity (ROTE), return on assets (ROA), efficiency ratio and net interest margin; and (4) retaining liquidity at the bank holding company level that can be utilized should attractive acquisition opportunities be identified or for internal capital needs. We strive to maintain capital levels above the regulatory capital requirements through our focus on these governing principles, which historically has allowed us to take advantage of acquisition opportunities as they become available without the need for additional capital.

Our Market Areas

We conduct our business principally through 77 branches in Arkansas, 59 branches in Florida, six branches in Alabama and one in New York City. Our branch footprint includes markets in which we are the deposit market share leader as well as markets where we believe we have opportunities for deposit market share growth.

Asset Quality

Our non-performing assets totaled $73.5 million, or 0.8% of total assets, at June 30, 2016. Of the $73.5 million in total non-performing assets, $31.9 million, or 43.4% of total non-performing assets, are related to our Florida operations. Excluding our Florida operations, our non-performing assets totaled $41.6 million at June 30, 2016, which represented 0.4% of our total assets at June 30, 2016.

Selling Shareholder

The selling shareholder is John W. Allison, the Chairman of our Board of Directors. Mr. Allison, age 70, is selling the shares offered in this offering for estate planning purposes. Following completion of the offering, Mr. Allison will beneficially own 6,479,536 shares of our common stock, representing 4.6% of our outstanding shares, and he will continue to serve as our Chairman of the Board.

Recent Developments

As previously announced and effective July 27, 2016, the Bank entered into a termination agreement with the FDIC providing for the early termination of each of the Bank’s loss share agreements with the FDIC related to the Bank’s 2010 failed bank acquisitions. Under the terms of this termination agreement, the Bank made a net payment of approximately $6.6 million to the FDIC as consideration for the early termination of the loss share agreements. Accordingly, our third quarter operating results are expected to reflect a one-time pre-tax charge of approximately $3.9 million, or $0.02 diluted earnings per share, resulting primarily from the write-off of the remaining FDIC indemnification assets and settlement charges paid to the FDIC.

As of September 20, 2016, our quarter to date performance is consistent with recent quarterly results. Including the impact of the one-time FDIC loss share termination, we expect to report fully diluted earnings per share for the quarter ending September 30, 2016 in the range of $0.30 to $0.31. Excluding the FDIC loss share termination, we expect to report fully diluted earnings per share in the range of $0.31 to $0.32.

On September 9, 2016, we entered into a non-binding letter of intent to acquire a Florida-based bank holding company having total assets of approximately $400 million for a purchase price of $88.5 million, consisting of approximately 20% cash and 80% shares of our common stock. This potential acquisition is subject to due diligence and the negotiation and execution of a definitive merger agreement and, if a definitive merger agreement is entered into, the acquisition would not be completed before early 2017.

The Offering

Common stock offered by us	None

Common stock offered by the selling shareholder	2,650,000 shares, par value $0.01 per share

Common stock owned by the selling shareholder after the offering	6,479,536 shares

Common stock outstanding before and after the offering	140,489,729 shares

Public offering price per share	$

Use of proceeds	We will not receive any proceeds from sales of shares by the selling shareholder in this offering.

NASDAQ Global Select Market symbol	HOMB

Risk factors	Investing in our common stock involves risks. You should carefully consider the information under “Risk Factors” beginning on page S-7 and the other information included in this prospectus supplement before investing in our common stock.

RISK FACTORS

Investing in shares of our common stock involves significant risks, including the risks described below. Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties we have described are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that currently seem immaterial may also affect our business operations. You should also consider the other important factors that can affect our business discussed under the caption “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Industry

We are subject to extensive regulation that could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business, which limitations or restrictions could adversely affect our profitability.

We and our bank subsidiary are subject to extensive federal and state regulation and supervision. As a registered bank holding company, we are primarily regulated by the Federal Reserve Board. Our bank subsidiary is also primarily regulated by the Federal Reserve Board and the Arkansas State Bank Department.

Banking industry regulations are primarily intended to protect depositors’ funds, federal deposit insurance funds and the banking system as a whole, not security holders. Complying with such regulations is costly and may limit our growth and restrict certain of our activities, including payment of dividends, mergers and acquisitions, investments, loans and interest rates charged, interest rates paid on deposits and locations of offices. We are also subject to capital requirements by our regulators. Violations of various laws, even if unintentional, may result in significant fines or other penalties, including restrictions on branching or bank acquisitions.

Congress and federal regulatory agencies continually review banking laws, regulations and policies for possible changes. The Dodd-Frank Act instituted major changes to the banking and financial institutions regulatory regimes in light of the recent performance of and government intervention in the financial services sector. The act requires the issuance of a substantial number of new regulations by federal regulatory agencies which will affect financial institutions, many of which have yet to be issued or implemented.

As the provisions of the Dodd-Frank Act and the regulations promulgated under the act are implemented, there could be additional new federal or state laws, regulations and policies regarding lending and funding practices and liquidity standards. Additionally, financial institution regulatory agencies have intensified their response to concerns and trends identified in examinations, including through the issuance of formal enforcement actions. Negative developments in the financial services industry or other new legislation or regulations could adversely impact our operations and our financial performance by subjecting us to additional costs, restricting our business operations, including our ability to originate or sell loans, and/or increasing the ability of non-banks to offer competing financial services.

As regulation of the banking industry continues to evolve, we expect the costs of compliance to continue to increase and, thus, to affect our ability to operate profitably. In addition, industry, legislative or regulatory developments may cause us to materially change our existing strategic direction, capital strategies, compensation or operating plans. If these developments negatively impact our ability to implement our business strategies, it may have a material adverse effect on our results of operations and future prospects.

If we exceed $10 billion in assets, we will be subject to increased regulatory requirements, which could materially and adversely affect us.

Based on our historic organic growth rates, we expect that our total assets and our bank subsidiary’s total assets could exceed $10 billion within the next year, likely during 2017. The Dodd-Frank Act and its implementing regulations impose various additional requirements on bank holding companies with $10 billion or more in total assets, including compliance with portions of the Federal Reserve’s enhanced prudential oversight requirements and annual stress testing requirements. Failure to meet the enhanced prudential standards and stress testing requirements could limit, among other things, our ability to engage in expansionary activities or make dividend payments to our shareholders. In addition, banks with $10 billion or more in total assets are primarily examined by the Consumer Financial Protection Bureau (“CFPB”) with respect to various federal consumer financial protection laws and regulations. Currently, our bank subsidiary is subject to regulations adopted by the CFPB, but the Federal Reserve is primarily responsible for examining our bank subsidiary’s compliance with consumer protection laws and those CFPB regulations. As a relatively new agency with evolving regulations and practices, there is uncertainty as to how the CFPB’s examination and regulatory authority might impact our business.

With respect to deposit-taking activities, banks with assets in excess of $10 billion are subject to two changes. First, these institutions are subject to a deposit assessment based on a new scorecard issued by the FDIC. This scorecard considers, among other things, the bank’s CAMELS rating, results of asset-related stress testing and funding-related stress, as well as our use of core deposits, among other things. Depending on the results of the bank’s performance under that scorecard, the total base assessment rate is between 2.5 to 45 basis points. Any increase in our bank subsidiary’s deposit insurance assessments may result in an increased expense related to our use of deposits as a funding source. Additionally, banks with over $10 billion in total assets are no longer exempt from the requirements of the Federal Reserve’s rules on interchange transaction fees for debit cards. This means that, beginning on July 1 of the year following the time when our total assets reach or exceed $10 billion, our bank subsidiary will be limited to receiving only a “reasonable” interchange transaction fee for any debit card transactions processed using debit cards issued by our bank subsidiary to our customers. The Federal Reserve has determined that it is unreasonable for a bank with more than $10 billion in total assets to receive more than $0.21 plus 5 basis points of the transaction plus a $0.01 fraud adjustment for an interchange transaction fee for debit card transactions. A reduction in the amount of interchange fees we receive for electronic debit interchange will reduce our revenues. In 2015, we collected $20.4 million in debit card interchange fees. We estimate that had we been subject to this limitation during 2015, our interchange fee revenue would have been reduced by approximately $7.0 million.

In anticipation of becoming subject to the heightened regulatory requirements, we have begun to hire additional compliance personnel and implement structural initiatives to address these requirements. However, compliance with these requirements may necessitate that we hire additional compliance or other personnel, design and implement additional internal controls, and/or incur other significant expenses, any of which could have a material adverse effect on our business, financial condition or results of operations. Compliance with the annual stress testing requirements, part of which must be publicly disclosed, may also be misinterpreted by the market generally or our customers and, as a result, may adversely affect our stock price or our ability to retain our customers or effectively compete for new business opportunities. To ensure compliance with these heightened requirements when effective, our regulators may require us to fully comply with these requirements or take actions to prepare for compliance even before our or our bank subsidiary’s total assets equal or exceed $10 billion at the end of four consecutive quarters. As a result, we may incur compliance-related costs before we might otherwise be required, including if we do not continue to grow at the rate we expect or at all. Our regulators may also consider our preparation for compliance with these regulatory requirements when examining our operations generally or considering any request for regulatory approval we may make, even requests for approvals on unrelated matters.

Difficult market and economic conditions may adversely affect our industry and our business.

The financial crisis and the resulting economic downturn in the latter years of the last decade had a significant adverse impact on the banking industry, and particularly community banks. Dramatic declines in the housing market, with falling home prices and increased delinquencies and foreclosures, negatively impacted the credit performance of mortgage and construction loans and resulted in significant write-downs of assets by many financial institutions. Reduced availability of commercial credit and sustained higher unemployment negatively impacted the credit performance of commercial and consumer credit, resulting in additional write-downs. As a result of these market conditions and the raising of credit standards, our industry experienced commercial and consumer deficiencies, low customer confidence, market volatility and generally sluggish business activity.

Although general economic conditions nationally and locally in our market areas have improved in recent years, we cannot be certain that the recent positive economic trends will continue. The improvement of certain economic indicators, such as real estate asset values, rents and unemployment, may vary between geographic markets and may continue to lag behind improvement in the overall economy. These economic indicators typically affect certain industries, such as real estate and financial services, more significantly than other economic sectors. If the positive movement in these economic indicators in our market areas subsides or conditions once again worsen, the adverse effects of an economic downturn on us, our customers and the other financial institutions in our market may result in increased foreclosures, delinquencies and customer bankruptcies as well as more restricted access to funds. Any such negative events may have an adverse effect on our business, financial condition, results of operations and stock price.

Recent legislative and regulatory initiatives to address difficult market and economic conditions may not maintain stability within the U.S. banking system.

Since 2008, the U.S. Congress, the Federal Reserve, the Treasury, the FDIC, the CFPB, the SEC and others have taken numerous legislative and regulatory actions to stabilize the U.S. banking system and to prevent future financial crises like the one experienced in 2008 and 2009. These measures have included the Emergency Economic Stabilization Act of 2008, which authorized the Treasury to purchase troubled assets and capital securities from banks and their holding companies under the TARP program; significant financial reforms under the Dodd-Frank Act; homeowner relief that encourages loan restructuring and modification; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; the lowering of the federal funds rate; emergency action against short selling practices; a temporary guaranty program for money market funds; the establishment of a commercial paper funding facility to provide back-stop liquidity to commercial paper issuers; efforts by the Federal Reserve to purchase U.S. Treasury bonds; and coordinated international efforts to address illiquidity and other weaknesses in the banking sector.

While the banking system in the United States has substantially stabilized, it is unknown whether these legislative and regulatory initiatives will produce broad, long-term stability, particularly if conditions in the real estate markets worsen or if any significant negative economic developments occur as a result of fiscal and political uncertainties in the United States and abroad. Should these or other legislative or regulatory initiatives fail to fully stabilize the financial markets and prevent similar future crises, our business, financial condition, results of operations and prospects could be materially and adversely affected.

The short-term and long-term impact of the changing regulatory capital requirements and new capital rules is uncertain.

In July 2013, the Federal Reserve Board and the other federal bank regulatory agencies issued a final rule to revise their risk-based and leverage capital requirements and their method for calculating risk-weighted assets to make them consistent with the agreements that were reached by the Basel Committee on Banking Supervision and certain provisions of the Dodd-Frank Act. The final rule applies to all banking organizations. Among other things, the rule establishes a new common equity Tier 1 minimum capital requirement (4.5% of risk-weighted assets) and a higher minimum Tier 1 risk-based capital requirement (6% of risk-weighted assets) and assigns higher risk weightings (150%) to exposures that are more than 90 days past due or are on non-accrual status and certain commercial real estate facilities that finance the acquisition, development or construction of real property. The final rule also limits a banking organization’s capital distributions and certain discretionary bonus payments if the banking organization does not hold a “capital conservation buffer” of 2.5% of common equity tier 1 capital to risk-weighted assets, which is in addition to the amount necessary to meet its minimum risk-based capital requirements. The final rule became effective for our bank subsidiary and us on January 1, 2015. The capital conservation buffer requirement will be phased in beginning January 1, 2016, and ending January 1, 2019, when the full capital conservation buffer requirement will be effective. An institution will be subject to limitations on paying dividends, engaging in share repurchases, and paying discretionary bonuses if its capital level falls below the buffer amount. These limitations will establish a maximum percentage of eligible retained income that can be utilized for such activities.

While our current capital levels well exceed the revised capital requirements, our capital levels could decrease in the future as a result of factors such as acquisitions, faster than anticipated growth, reduced earnings levels, operating losses and other factors. The application of more stringent capital requirements for us could, among other things, result in lower returns on equity, require the raising of additional capital, and result in our inability to pay dividends or repurchase shares if we were to be unable to comply with such requirements.

Additional bank failures or further changes to the FDIC insurance assessment system may increase our FDIC insurance assessments and result in higher noninterest expense.

In July 2010, the Dodd-Frank Act made permanent the $250,000 per depositor coverage limit on federal deposit insurance provided by the FDIC. The FDIC has taken a number of actions since 2008 in order to maintain a strong funding position and restore reserve ratios of the deposit insurance fund (“DIF”) of the FDIC depleted by the increased deposit insurance coverage and the high number of bank failures.

Effective April 1, 2011, the FDIC approved a final rule implementing additional changes to the deposit insurance assessment system, as authorized by the Dodd-Frank Act. The final rule, among other things, changes the assessment base for insured institutions, suspends indefinitely certain requirements of the FDIC to pay dividends from the DIF to prevent the DIF from becoming unnecessarily large and adopts, in place of the dividends, progressively lower assessment rate schedules when the reserve ratio exceeds certain levels. Additionally, the final rule changes the method of calculating assessment rates for large institutions and highly complex institutions. If our bank subsidiary exceeds $10 billion in total assets, we will become subject to these changes to the method of calculating assessment rates.

We are generally unable to control the amount and timetable for payment of premiums that we are required to pay for FDIC insurance. There is no guarantee that our assessment rate will not increase in the future. Additionally, if there continue to be bank or financial institution failures or the recently adopted changes do not have their desired effect of strengthening the DIF reserve ratio, the FDIC may further revise the assessment rates or the risk-based assessment system. Such changes may require us to pay higher FDIC premiums than our current levels, which would increase our noninterest expense.

Our profitability is vulnerable to interest rate fluctuations and monetary policy.

Most of our assets and liabilities are monetary in nature, and thus subject us to significant risks from changes in interest rates. Consequently, our results of operations can be significantly affected by changes in interest rates and our ability to manage interest rate risk. Changes in market interest rates, or changes in the relationships between short-term and long-term market interest rates, or changes in the relationship between different interest rate indices can affect the interest rates charged on interest-earning assets differently than the interest paid on interest-bearing liabilities. This difference could result in an increase in interest expense relative to interest income or a decrease in interest rate spread. In addition to affecting our profitability, changes in interest rates can impact the valuation of our assets and liabilities. Changes in interest rates can also affect our business and profitability in numerous other ways. For example, increases in interest rates can have a negative impact on our results of operations by reducing loan demand and the ability of borrowers to repay their current obligations, while decreases in interest rates may affect loan prepayments.

As of June 30, 2016, our one-year ratio of interest-rate-sensitive assets to interest-rate-sensitive liabilities was 111.4% and our cumulative repricing gap position was 5.2% of total earning assets, resulting in a limited impact on earnings for various interest rate change scenarios. Floating rate loans made up 33.4% of our $7.0 billion total loan portfolio. A loan is considered fixed rate if the loan is currently at its adjustable floor or ceiling. In addition, 53.7% of our loans receivable and 61.9% of our time deposits at June 30, 2016, were scheduled to reprice within 12 months and our other rate sensitive asset and rate sensitive liabilities composition is subject to change. As a result, our interest rate sensitivity profile was asset sensitive as of June 30, 2016, meaning that we estimate our net interest income would increase more from rising interest rates than from falling interest rates. Significant composition changes in our rate sensitive assets or liabilities could result in a more unbalanced position and interest rate changes would have more of an impact on our earnings.

Our results of operations are also affected by the monetary policies of the Federal Reserve Board. Actions by the Federal Reserve Board involving monetary policies could have an adverse effect on our deposit levels, loan demand or business and earnings.

Risks Related to Our Business

Our decisions regarding credit risk could be inaccurate and our allowance for loan losses may be inadequate, which would materially and adversely affect us.

Management makes various assumptions and judgments about the collectability of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of our secured loans. We endeavor to maintain an allowance for loan losses that we consider adequate to absorb future losses that may occur in our loan portfolio. As of June 30, 2016, our allowance for loan losses for non-covered loans was approximately $71.8 million, or 1.0% of our non-covered loans. In determining the size of the allowance, we analyze our loan portfolio based on our historical loss experience, volume and classification of loans, volume and trends in delinquencies and non-accruals, national and local economic conditions, and other pertinent information.

If our assumptions are incorrect, our current allowance may be insufficient to absorb future loan losses, and increased loan loss reserves may be needed to respond to different economic conditions or adverse developments in our loan portfolio. When there is an economic downturn it is more difficult for us to estimate the losses that we will experience in our loan portfolio. In addition, federal and state regulators periodically review our allowance for loan losses and may require us to increase our allowance for loan losses or recognize further loan charge-offs based on judgments different than those of our management. Any increase in our allowance for loan losses or loan charge-offs could have a negative effect on our operating results.

Our high concentration of real estate loans and especially commercial real estate loans exposes us to increased lending risk.

As of June 30, 2016, 81.0% of our total loan portfolio was comprised of loans with real estate as a primary or secondary component of collateral. This includes commercial real estate loans (excluding construction/land development) of $3.0 billion, or 42.2% of total loans, construction/land development loans of $1.1 billion, or 15.2% of total loans, and residential real estate loans of $1.7 billion, or 23.6% of total loans. This high concentration of real estate loans could subject us to increased credit risk in the event of a decrease in real estate values in our markets, a real estate recession or a natural disaster. Also, in any such event, our ability to recover on defaulted loans by foreclosing and selling real estate collateral would be diminished, and we would be more likely to suffer losses on defaulted loans.

In addition to the risks associated with the high concentration of real estate-secured loans, the commercial real estate and construction/land development loans, which comprised 57.4% of our total loan portfolio as of June 30, 2016, expose us to a greater risk of loss than our residential real estate loans, which comprised 23.6% of our total loan portfolio as of June 30, 2016. Commercial real estate and land development loans typically involve larger loan balances to single borrowers or groups of related borrowers compared to residential loans.

Consequently, an adverse development with respect to one commercial loan or one credit relationship exposes us to a significantly greater risk of loss compared to an adverse development with respect to one residential mortgage loan.

The repayment of loans secured by commercial real estate is typically dependent upon the successful operation of the related real estate or commercial project. If the cash flows from the project are reduced, a borrower’s ability to repay the loan may be impaired. This cash flow shortage may result in the failure to make loan payments. In such cases, we may be compelled to modify the terms of the loan, or in the most extreme cases, we may have to foreclose.

Our geographic concentration of banking activities and loan portfolio makes us more vulnerable to adverse conditions in our local markets.

The Bank operates through branch locations in Arkansas, Florida, Alabama and New York City. However, approximately 89.5% of our total loans and 81.0% of our real estate loans as of June 30, 2016, are to borrowers whose collateral is located in Alabama, Arkansas and Florida, the three states in which we primarily have our branch locations. An adverse development with respect to the market conditions of any of these specific market areas or a decrease in real estate values in those market areas could expose us to a greater risk of loss than a portfolio that is spread among a larger geographic base.

Depressed local economic and housing markets have led to loan losses and reduced earnings in the past and could lead to additional loan losses and reduced earnings.

During the latter years of the last decade, our Florida markets experienced a dramatic reduction in housing and real estate values, coupled with significantly higher unemployment. These conditions contributed to increased non-performing loans and reduced asset quality during this time period. While market conditions in our Florida markets have improved in recent years leading to resulting improvements in our non-performing loans and asset quality, any similar future economic downturn or deterioration in real estate value could cause us to incur additional losses relating to increased non-performing loans. We do not record interest income on non-accrual loans or other real estate owned, thereby adversely affecting our income, and our loan administration costs. When we take collateral in foreclosures and similar proceedings, we are required to mark the related loan to the then-fair market value of the collateral, which may result in a loss. These loans and other real estate owned also increase our risk profile and the capital our regulators believe is appropriate in light of such risks. In addition, the resolution of non-performing assets requires significant commitments of time from management and our directors, which can be detrimental to the performance of their other responsibilities. These factors, individually or in the aggregate, could have an adverse effect on our financial condition and results of operations.

Additionally, our success significantly depends upon the growth in population, income levels, deposits and housing starts in our markets. If the communities in which we operate do not grow or if prevailing economic conditions deteriorate locally or nationally, our business may be adversely affected. We are less able than a larger institution to spread the risks of unfavorable local economic conditions across a large number of diversified economies. Moreover, we cannot give any assurance we will benefit from any market growth or favorable economic conditions in our primary market areas if they do occur.

If the value of real estate in our Florida markets were to once again deteriorate, a significant portion of our loans in our Florida market could become under-collateralized, which could have a material adverse effect on us.

As of June 30, 2016, loans in the Florida market totaled $2.4 billion, or 34.7% of our loans receivable. Of the Florida loans, approximately 89.6% were secured by real estate. In prior years, the difficult local economic conditions have adversely affected the values of our real estate collateral in Florida, and they could do so again if the markets were to once again deteriorate in the future. The real estate collateral in each case provides an alternate source of repayment on our loans in the event of default by the borrower but may deteriorate in value during the time credit is extended. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and capital could be adversely affected.

Because we have a concentration of exposure to a number of individual borrowers, a significant loss on any of those loans could materially and adversely affect us.

We have a concentration of exposure to a number of individual borrowers. Under applicable law, our bank subsidiary is generally permitted to make loans to one borrowing relationship up to 20% of its Tier 1 capital plus the allowance for loan losses. As of June 30, 2016, the legal lending limit of our bank subsidiary for secured loans was approximately $184.3 million. Currently, our board of directors has established an in-house lending limit of $20.0 million to any one borrowing relationship without obtaining the approval of both our Chairman, John W. Allison, and our director Richard H. Ashley. Currently, we have a total of $2.0 billion, or 28.0% of our total loans, committed to the aggregate group of borrowers whose total debt exceeds the established in-house lending limit of $20.0 million.

Our cost of funds may increase as a result of general economic conditions, interest rates and competitive pressures.

Our cost of funds may increase as a result of general economic conditions, interest rates and competitive pressures. We have traditionally obtained funds principally through local deposits, and we have a base of lower cost transaction deposits. Generally, we believe local deposits are a more stable source of funds than other borrowings because interest rates paid for local deposits are typically lower than interest rates charged for borrowings from other institutional lenders. In addition, local deposits reflect a mix of transaction and time deposits, whereas brokered deposits typically are less stable time deposits, which may need to be replaced with higher cost funds. Our costs of funds and our profitability and liquidity are likely to be adversely affected if and to the extent we have to rely upon higher cost borrowings from other institutional lenders or brokers to fund loan demand or liquidity needs, and changes in our deposit mix and growth could adversely affect our profitability and the ability to expand our loan portfolio.

The loss of key officers may materially and adversely affect us.

Our success depends significantly on our Chairman, John W. Allison, and our executive officers, especially C. Randall Sims, Brian S. Davis, J. Stephen Tipton and Kevin D. Hester plus Centennial Bank Chief Executive Officer and President, Tracy M. French, and our regional Centennial Bank presidents Robert F. Birch, Russell D. Carter, III and Jim F. Haynes, Jr. Centennial Bank, in particular, relies heavily on its management team’s relationships in its local communities to generate business. Because we do not have employment agreements or non-compete agreements with our executive officers and regional bank presidents, these employees are free to resign at any time and accept an employment offer from another company, including a competitor. The loss of services from a member of our current management team may materially and adversely affect our business, financial condition, results of operations and future prospects.

Our growth and expansion strategy may not be successful and our market value and profitability may suffer.

Growth through the acquisition of banks, including FDIC-assisted transactions, and de novo branching represent important components of our business strategy. Any future acquisitions we might make will be accompanied by the risks commonly encountered in acquisitions. These risks include, among other things:

•	credit risk associated with the acquired bank’s loans and investments;

•	the use of inaccurate estimates and judgments to evaluate credit, operations, management and market risks with respect to the target institution or assets;

•	the potential exposure to unknown or contingent liabilities related to the acquisition;

•	the time and expense required to integrate an acquisition;

•	the effectiveness of integrating operations, personnel and customers;

•	risks of impairment to goodwill or other than temporary impairment; and

•	potential disruption of our ongoing business.

We expect that competition for suitable acquisition candidates may be significant. We may compete with other banks or financial service companies with similar acquisition strategies, many of which are larger and have greater financial and other resources. We cannot assure you that we will be able to successfully identify and acquire suitable acquisition targets on acceptable terms and conditions.

In the current economic environment, we may continue to have opportunities to acquire the assets and liabilities of failed banks in FDIC-assisted transactions. These acquisitions involve risks similar to acquiring existing banks even though the FDIC might provide assistance to mitigate certain risks such as sharing in exposure to loan losses and providing indemnification against certain liabilities of the failed institution. However, because these acquisitions are structured in a manner that would not allow us the time normally associated with preparing for integration of an acquired institution, we may face additional risks in FDIC-assisted transactions. These risks include, among other things, the loss of customers, strain on management resources related to collection and management of problem loans and problems related to integration of personnel and operating systems.

In addition to the acquisition of existing financial institutions, as opportunities arise, we may grow through de novo branching. De novo branching and any acquisition carry with them numerous risks, including the following:

•	the inability to obtain all required regulatory approvals;

•	the significant upfront costs and anticipated operating losses associated with establishing a de novo branch or a new bank;

•	the inability to secure the services of qualified senior management;

•	the local market receptivity for branches established or banks acquired outside of those markets in which we currently maintain a material presence;

•	the local economic conditions within the market to be served by the de novo branch or new bank;

•	the inability to obtain attractive locations within a new market at a reasonable cost; and

•	the additional strain on management resources and internal systems and controls.

We cannot assure that we will be successful in overcoming these risks or any other problems encountered in connection with acquisitions (including FDIC-assisted transactions) and de novo branching. Our inability to overcome these risks could have an adverse effect on our ability to achieve our business strategy and maintain our market value and profitability.

There may be undiscovered risks or losses associated with our bank acquisitions which would have a negative impact upon our future income.

Our growth strategy includes strategic acquisitions of banks. We have acquired 19 banks since we started our first subsidiary bank in 1999, including a total of 12 banks from 2010 through 2014 and two additional banks in 2015, and we will continue to consider strategic acquisitions, with a primary focus on Arkansas, Florida, South Alabama and other nearby markets. In most cases, our acquisition of a bank includes the acquisition of all or a substantial portion of the target bank’s assets and liabilities, including all or a substantial portion of its loan portfolio. There may be instances when we, under our normal operating procedures, may find after the acquisition that there may be additional losses or undisclosed liabilities with respect to the assets and liabilities of the target bank, and, with respect to its loan portfolio, that the ability of a borrower to repay a loan may have become impaired, the quality of the value of the collateral securing a loan may fall below our standards, or our determination of the fair value of any such loan may be inadequate. One or more of these factors might cause us to have additional losses or liabilities, additional loan charge-offs, or increases in allowances for loan losses, which would have a negative impact upon our financial condition and results of operations.

Changes in national and local economic conditions could lead to higher loan charge-offs in connection with our acquisitions.

In connection with our acquisitions since 2010, we have acquired a significant portfolio of loans. Although we marked down the loan portfolios we have acquired, there is no assurance that the non-impaired loans we acquired will not become impaired or that the impaired loans will not suffer further deterioration in value resulting in additional charge-offs to the acquired loan portfolio. Fluctuations in national, regional and local economic conditions, including those related to local residential and commercial real estate and construction markets, may increase the level of charge-offs we make to our loan portfolio, and, may consequently, reduce our net income. Such fluctuations may also increase the level of charge-offs on the loan portfolios we have acquired in the acquisitions and correspondingly reduce our net income. These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on our operations and financial condition even if other favorable events occur.

Our acquisitions have caused us to modify our disclosure controls and procedures, which may not result in the material information that we are required to disclose in our SEC reports being recorded, processed, summarized, and reported timely.

Our management is responsible for establishing and maintaining effective disclosure controls and procedures that are designed to cause the material information that we are required to disclose in reports that we file or submit under the Exchange Act to be recorded, processed, summarized, and reported to the extent applicable within the time periods required by the SEC’s rules and forms. As a result of our acquisitions, we may implement changes to processes, information technology systems and other components of internal control over financial reporting as part of our integration activities. Notwithstanding any changes to our disclosure controls and procedures resulting from our evaluation of the same after the acquisition, our control systems, no matter how well designed and operated, may not result in the material information that we are required to disclose in our SEC reports being recorded, processed, summarized, and reported within required time periods. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within our company have been detected. If, as a result of our acquisitions or otherwise, we are unable to achieve and maintain effective disclosure controls and procedures and internal control over financial reporting, investors and customers may lose confidence in the accuracy and completeness of our financial reports, we may suffer adverse regulatory consequences or violate listing standards, and the market price of our common stock could decline.

Competition from other financial institutions may adversely affect our profitability.

We face substantial competition in all phases of our operations from a variety of different competitors. We experience strong competition, not only from commercial banks, savings and loan associations and credit unions, but also from mortgage banking firms, consumer finance companies, securities brokerage firms, insurance companies, money market funds and other financial services providers operating in or near our market areas. We compete with these institutions both in attracting deposits and in making loans.

Many of our competitors are much larger national and regional financial institutions. We may face a competitive disadvantage against them as a result of our smaller size and resources and our lack of geographic diversification. Due to their size, larger competitors can achieve economies of scale and may offer a broader range of products and services or more attractive pricing than us. If we are unable to offer competitive products and services, our business may be negatively affected. Many of our competitors are not subject to the same degree of regulation that we are as an FDIC-insured institution, which gives them greater operating flexibility and reduces their expenses relative to ours. As a result, these non-bank competitors have certain advantages over us in accessing funding and in providing various services.

We also compete against community banks that have strong local ties. These smaller institutions are likely to cater to the same small and mid-sized businesses that we target and to use a relationship-based approach similar to ours. In addition, our competitors may seek to gain market share by pricing below the current market rates for loans and paying higher rates for deposits. The banking business in our primary market areas is very competitive, and the level of competition facing us may increase further, which may limit our asset growth and financial results.

We may incur environmental liabilities with respect to properties to which we take title.

A significant portion of our loan portfolio is secured by real property. In the course of our business, we may own or foreclose and take title to real estate and could become subject to environmental liabilities with respect to these properties. In addition, we acquire branches and real estate in connection with our acquisitions of banks. We may become responsible to a governmental agency or third parties for property damage, personal injury, investigation and clean-up costs incurred by those parties in connection with environmental contamination, or may be required to investigate or clean-up hazardous or toxic substances, or chemical releases at a property. The costs associated with environmental investigation or remediation activities could be substantial. If we were to become subject to significant environmental liabilities, it could have a material adverse effect on our results of operations and financial condition.

We continually encounter technological change, and we may have fewer resources than many of our competitors to continue to invest in technological improvements.

The financial services industry is undergoing rapid technological changes, with frequent introductions of new technology-driven products and services. In addition to better serving customers, effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, upon our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience, as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or be successful in marketing these products and services to our clients, which may adversely affect our results of operations and future prospects.

A failure in or breach of our operational or security systems, or those of our third party service providers, including as a result of cyber-attacks, could disrupt our business, result in unintentional disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

As a financial institution, our operations rely heavily on the secure processing, storage and transmission of confidential and other information on our computer systems and networks. Any failure, interruption or breach in security or operational integrity of these systems could result in failures or disruptions in our online banking system, customer relationship management, general ledger, deposit and loan servicing and other systems. The security and integrity of our systems could be threatened by a variety of interruptions or information security breaches, including those caused by computer hacking, cyber-attacks, electronic fraudulent activity or attempted theft of financial assets. We cannot assure you that any such failures, interruption or security breaches will not occur, or if they do occur that they will be adequately addressed. While we have certain protective policies and procedures in place, the nature and sophistication of the threats continue to evolve. We may be required to expend significant additional resources in the future to modify and enhance our protective measures.

Additionally, we face the risk of operational disruption, failure, termination or capacity constraints of any of the third parties that facilitate our business activities, including exchanges, clearing agents, clearing houses or other financial intermediaries. Such parties could also be the source of an attack on, or breach of, our operational systems. Any failures, interruptions or security breaches in our information systems could damage our reputation, result in a loss of customer business, result in a violation of privacy or other laws, or expose us to civil litigation, regulatory fines or losses not covered by insurance.

Our recent results do not indicate our future results and may not provide guidance to assess the risk of an investment in our common stock.

We are unlikely to sustain our historical rate of growth, and may not even be able to expand our business at all. Further, our recent growth may distort some of our historical financial ratios and statistics. Various factors, such as economic conditions, regulatory and legislative considerations and competition, may also impede or prohibit our ability to expand our market presence. If we are not able to successfully grow our business, our financial condition and results of operations could be adversely affected.

We may not be able to raise the additional capital we need to grow and, as a result, our ability to expand our operations could be materially impaired.

Federal and state regulatory authorities require us and our bank subsidiary to maintain adequate levels of capital to support our operations. While we believe that our existing capital (which well exceeds the federal and state capital requirements) will be sufficient to support our current operations, anticipated expansion and potential acquisitions, factors such as faster than anticipated growth, reduced earnings levels, operating losses, changes in economic conditions, revisions in regulatory requirements, or additional acquisition opportunities may lead us to seek additional capital.

Our ability to raise additional capital, if needed, will depend on our financial performance and on conditions in the capital markets at that time, which are outside our control. If we need additional capital but cannot raise it on terms acceptable to us, our ability to expand our operations could be materially impaired, our business, financial condition, results of operations and prospects may be adversely affected, and our stock price may decline.

Our directors and executive officers own a significant portion of our common stock and can exert significant influence over our business and corporate affairs.

Our directors and executive officers, as a group, beneficially owned 14.6% of our common stock as of August 31, 2016 and will beneficially own 12.7% of our common stock upon the completion of this offering. Consequently, if they vote their shares in concert, they can significantly influence the outcome of all matters submitted to our shareholders for approval, including the election of directors. The interests of our officers and directors may conflict with the interests of other holders of our common stock, and they may take actions affecting the Company with which you disagree.

Hurricanes or other adverse weather events could negatively affect our local economies or disrupt our operations, which would have an adverse effect on us.

Like other coastal areas, our markets in Alabama and Florida are susceptible to hurricanes and tropical storms. Such weather events can disrupt our operations, result in damage to our properties and negatively affect the local economies in which we operate. We cannot predict whether or to what extent damage that may be caused by future hurricanes or other weather events will affect our operations or the economies in our market areas, but such weather events could result in a decline in loan originations, a decline in the value or destruction of properties or other collateral securing our loans and an increase in the delinquencies, foreclosures and loan losses. Our business or results of operations may be adversely affected by these and other negative effects of hurricanes or other significant weather events.

Risks Related to Owning Our Stock

The rights of our common shareholders are subordinate to the holders of any debt securities that we may issue from time to time and may be subordinate to the holders of any series of preferred stock that may issue in the future.

As of June 30, 2016, we have $60.8 million of subordinated debentures issued in connection with trust preferred securities. Payments of the principal and interest on the trust preferred securities are unconditionally guaranteed by us. The subordinated debentures are senior to our shares of common stock. As a result, we must make payments on the subordinated debentures (and the related trust preferred securities) before any dividends can be paid on our common stock and, in the event of our bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of our common stock. We have the right to defer distributions on the subordinated debentures (and the related trust preferred securities) for up to five years, during which time no dividends may be paid to holders of our capital stock. If we elect to defer or if we default with respect to our obligations to make payments on these subordinated debentures, this would likely have a material adverse effect on the market value of our common stock.

Our Board of Directors has the authority to issue in the aggregate up to 5,500,000 shares of preferred stock, and to incur senior or subordinated indebtedness, generally without shareholder approval. Our preferred stock could be issued with voting, liquidation, dividend and other rights that may be superior to the rights of our common stock. In addition, like our outstanding subordinated debentures, any future indebtedness that we incur would be expected to be senior to our common stock with respect to payment upon liquidation, dissolution or winding up. Accordingly, common shareholders bear the risk that our future issuances of debt or equity securities or our incurrence of other borrowings will negatively affect the market price of our common stock.

We may be unable to, or choose not to, pay dividends on our common stock.

Although we have paid a quarterly dividend on our common stock since the second quarter of 2003 and expect to continue this practice, we cannot assure you of our ability to continue. Our ability to pay dividends depends on the following factors, among others:

•	We may not have sufficient earnings since our primary source of income, the payment of dividends to us by our bank subsidiary, is subject to federal and state laws that limit the ability of that bank to pay dividends.

•	Federal Reserve Board policy requires bank holding companies to pay cash dividends on common stock only out of net income available over the past year and only if prospective earnings retention is consistent with the organization’s expected future needs and financial condition.

•	Before dividends may be paid on our common stock in any year, payments must be made on our subordinated debentures.

•	Our board of directors may determine that, even though funds are available for dividend payments, retaining the funds for internal uses, such as expansion of our operations, is a better strategy.

If we fail to pay dividends, capital appreciation, if any, of our common stock may be the sole opportunity for gains on an investment in our common stock. In addition, in the event our bank subsidiary becomes unable, due to regulatory restrictions, capital planning needs or otherwise, to pay dividends to us, we may not be able to service our debt, pay our other obligations or pay dividends on our common stock. Accordingly, our inability to receive dividends from our bank subsidiary could also have a material adverse effect on our business, financial condition and results of operations and the value of your investment in our common stock.

Our stock trading volume may not provide adequate liquidity for investors.

Although shares of our common stock are listed for trading on the NASDAQ Global Select Market, the average daily trading volume in the common stock is less than that of other larger financial services companies.

A public trading market having the desired characteristics of depth, liquidity and orderliness depends on the presence in the marketplace of a sufficient number of willing buyers and sellers of the common stock at any given time. This presence depends on the individual decisions of investors and general economic and market conditions over which we have no control. Given the daily average trading volume of our common stock, significant sales of the common stock in a brief period of time, or the expectation of these sales, could cause a decline in the price of our common stock.

USE OF PROCEEDS

The selling shareholder will receive all of the net proceeds from the sale of shares of our common stock in this offering. See “Selling Shareholder.” We will not receive any of the proceeds from the sale of our common stock by the selling shareholder. The selling shareholder will pay any underwriting discounts and commissions as well as any expenses for brokerage, accounting, legal services and any other expenses incurred by the selling shareholder or us in connection with the sale of the shares in this offering. We will bear all other costs, fees and expenses in effecting the registration of the shares of common stock covered by this prospectus.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS DECLARED

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HOMB.” Set forth below are the high and low sales prices for our common stock as reported by the NASDAQ Global Select Market for the two most recently completed fiscal years (adjusted for the 2-for-1 stock split in June 2016), the first two fiscal quarters of the current fiscal year (stock split adjusted), and the period from July 1, 2016 through September 16, 2016. Also set forth below are dividends declared per share in each of these periods:

	High	Low	Dividends Declared
2014
First Quarter	$18.21	$14.65	$0.0375
Second Quarter	17.79	14.35	0.0375
Third Quarter	16.89	14.60	0.0500
Fourth Quarter	16.40	14.06	0.0500

2015
First Quarter	$17.33	$14.33	$0.0625
Second Quarter	18.68	16.26	0.0625
Third Quarter	20.60	18.00	0.0750
Fourth Quarter	23.26	19.80	0.0750

2016
First Quarter	$21.29	$17.07	$0.0750
Second Quarter	22.30	18.55	0.0875
Third Quarter (through September 16, 2016)	23.50	18.91	0.0900

On September 16, 2016, the closing price for our common stock as reported on the NASDAQ Global Select Market was $22.47. As of September 16, 2016, there were 1,035 shareholders of record of our common stock.

The timing and amount of future dividends are at the discretion of our board of directors and will depend upon our consolidated earnings, financial condition, liquidity and capital requirements, the amount of cash dividends paid to us by our subsidiaries, applicable government regulations and policies and other factors considered relevant by our board of directors. Our board of directors anticipates we will continue to pay quarterly dividends in amounts determined based on the factors discussed above, but dividends may be terminated at any time and in the sole discretion of our board of directors. Capital distributions, including dividends, by our subsidiaries are subject to restrictions tied to such institution’s earnings. For a description of these restrictions, see the section of our Annual Report on Form 10-K for the year ended December 31, 2015 entitled “Supervision and Regulation,” which is incorporated by reference herein.

SELLING SHAREHOLDER

The selling shareholder is John W. Allison, the Chairman of our Board of Directors. Mr. Allison, age 70, is selling the shares offered in this offering for estate planning purposes. He will continue to serve as Chairman of the Board following the completion of this offering. The following table sets forth information with respect to the number of shares of our common stock owned by Mr. Allison prior to this offering, the number of shares offered for sale by Mr. Allison under this prospectus supplement, and the number of shares of our common stock and the percentage of our common stock to be owned by Mr. Allison after completion of this offering, assuming that all shares offered by Mr. Allison are sold as contemplated herein. Ownership reflected in this table is based upon information provided to us by Mr. Allison and reflects holdings as of September 16, 2016.

The percentage of shares beneficially owned in the following table is calculated pursuant to Rule 13d-3 under the Exchange Act and is based on 140,489,729 shares of our common stock outstanding as of September 16, 2016. Beneficial ownership includes any shares over which Mr. Allison has sole or shared voting power or investment power and also any shares that he has the right to acquire within 60 days of such date through the exercise of any options or other rights.

Name	Common Stock Beneficially Owned as of September 16, 2016		Number of Shares Offered	Number of Shares Beneficially Owned After Offering(1)	Percentage of Shares Beneficially Owned After Offering(1)
John W. Allison	9,129,536	(2)	2,650,000	6,479,536	4.6%

(1)	Assumes that all shares offered by Mr. Allison are sold and the number of shares outstanding is 140,489,729.
(2)	Includes 855,360 shares owned by Mr. Allison’s spouse, 16,272 shares held in Mr. Allison’s IRA, 286,666 shares of restricted stock, 13,550 shares owned by Mr. Allison’s 401(k) plan, 67,328 shares owned by Capital Buyers, a company that is owned by Mr. Allison, and 244,376 shares that may be issued upon the exercise of vested common stock options.

UNDERWRITING

The selling shareholder is offering the shares of our common stock described in this prospectus supplement through Stephens Inc., as underwriter. We and the selling shareholder have entered into an underwriting agreement dated September [    ], 2016 with Stephens Inc. Subject to the terms and conditions of the underwriting agreement, the underwriter has agreed to purchase from the selling shareholder, and the selling shareholder has agreed to sell to the underwriter, the number of shares of our common stock set forth opposite the name of the underwriter below.

Underwriter	Number of shares
Stephens Inc.	2,650,000

The underwriting agreement provides that the obligations of the underwriter to purchase the shares of our common stock offered hereby are subject to certain conditions that must be satisfied or waived by the underwriter, including that the representations and warranties made by the selling shareholder and us are true and agreements have been performed, there is no material adverse change in their determination in the financial markets or in our business, and we deliver customary closing documents. The underwriting agreement may also be terminated upon the occurrence of the events specified in the underwriting agreement.

Commissions and Discounts

Shares of our common stock sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover page of this prospectus supplement. Any shares of common stock sold by the underwriter to securities dealers may be sold at a discount of up to $[        ] per share from the public offering price. Any of these securities dealers may resell any shares of common stock purchased from the underwriter to other brokers or dealers at a discount of up to $[        ] per share from the public offering price. If all of the shares of common stock are not sold at the public offering price, the underwriter may change the offering price and other selling terms. Sales of the shares of our common stock offered hereby made outside of the United States may be made by affiliates of the underwriter.

The following table shows the public offering price, underwriting discount and commissions, as well as the proceeds before expenses to the selling shareholder.

	Per Share			Total
Price to public	$	[	]	$	[	]
Underwriting discounts and commissions	$	[	]	$	[	]
Proceeds to the selling shareholder, before expenses	$	[	]	$	[	]

We have paid or agreed to pay certain expenses in connection with the registration of the securities covered by this prospectus supplement or this offering. We estimate the expenses of the offering payable by us to be approximately $[        ]. The underwriter will pay all of its out-of-pocket expenses in connection with this offering.

Lock-up Agreements

The selling shareholder and certain of our other directors — Robert H. Adcock, Jr., Richard H. Ashley and Alex R. Lieblong — have entered into lock-up agreements with the underwriter. Under these agreements, each of these persons may not, without the prior written consent of the underwriter, subject to limited exceptions:

•	offer, pledge, sell, contract to sell, sell any option or contract to purchase, enter into any other economic arrangement equivalent to a sale, or otherwise dispose of or transfer any share of our common stock or any securities convertible into or exercisable or exchangeable for our common stock, whether now owned or hereafter acquired by the selling shareholder or with respect to which the selling shareholder has or hereafter acquire the power of disposition, or file any registration statement under the Securities Act, with respect to any of the foregoing,

•	enter into any swap, hedge or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of our common stock, whether any such swap, hedge or transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or

•	publicly disclose the intention to make any such offer, pledge, sale or disposition, or to enter into any such swap, hedge, transaction or other arrangement.

These restrictions will be in effect for a period of 90 days after the date of the underwriting agreement. These restrictions are subject to certain standard exceptions; provided, however, that any transferee would be subject to these restrictions. At any time and without public notice, the underwriter may, in its sole discretion, release some or all of the securities from these lock-up agreements.

Indemnity

We have agreed to indemnify the underwriter and any persons who control the underwriter against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriter may be required to make in respect of these liabilities.

Price Stabilization, Short Positions and Penalty Bids

To facilitate the offering of our common stock, the underwriter may engage in transactions that are designed to stabilize, maintain or otherwise affect the price of our common stock, including:

•	stabilizing transactions;

•	short sales; and

•	purchases to cover positions created by short sales.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involve the sale by the underwriter of a greater number of shares of common stock than they are required to purchase in this offering.

The underwriter must close out any short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time without notice. The underwriter may carry out these transactions on the NASDAQ Global Select Market, in the over-the-counter market or otherwise.

Passive Market Making

In connection with this offering, the underwriter and selling group members may engage in passive market making transactions in our common stock on the NASDAQ Global Select Market in accordance with Rule 103 of

Regulation M under the Exchange Act during the period before the commencement of offers or sales of common stock and extending through the completion of distribution. A passive market maker must display its bids at a price not in excess of the highest independent bid of the security. However, if all independent bids are lowered below the passive market maker’s bid, that bid must be lowered when specified purchase limits are exceeded. Passive market making may cause the price of our common stock to be higher than the price that otherwise would exist in the open market in the absence of those transactions. The underwriter and dealers are not required to engage in passive market making and may end passive market making activities at any time.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by the underwriter, selling group members participating in this offering, or their respective affiliates. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on such websites and any information contained in any other website maintained by the underwriter, any selling group member or their respective affiliates is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement or the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved or endorsed by us, the selling shareholder or the underwriter, any selling group member or any of their respective affiliates and should not be relied upon by investors.

Affiliations

The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, valuation and brokerage activities. From time to time, the underwriter and/or its affiliates have directly and indirectly engaged, or may engage, in various financial advisory, investment banking and commercial banking and other services for us and our affiliates in the ordinary course of its business, for which they have received, or may receive, customary compensation, fees, commissions and expense reimbursement. In addition, in the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and those investment and securities activities may involve securities or instruments of ours. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of those securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in those securities and instruments.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. You may read and copy, at prescribed rates, any documents we have filed with the SEC at its Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We also file these documents with the SEC electronically. You can access the electronic versions of these filings on the SEC’s internet website found at http://www.sec.gov. These filings are also available on our website as soon as reasonably practicable after the reports are filed with or furnished to the SEC. Copies can be obtained free of charge in the “Investor Relations” section of our website at http://www.homebancshares.com. Our website is not a part of this prospectus supplement or the accompanying prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus supplement and the accompanying prospectus. This prospectus supplement is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, DC, as well as through the SEC’s internet website.

We incorporated by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents, or information deemed to have been furnished and not filed in accordance with the SEC rules):

•	Our Annual Report on Form 10-K for the year ended December 31, 2015, filed with the SEC on February 26, 2016;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, filed with the SEC on May 6, 2016, and August 5, 2016, respectively;

•	Our Current Reports on Form 8-K filed with the SEC on February 19, 2016, March 24, 2016, April 22, 2016, May 5, 2016, and July 28, 2016; and

•	The description of our common stock contained in our Registration Statement on Form 10, filed under Section 12 of the Exchange Act on April 7, 2006, and all amendments or reports filed for the purpose of updating such description.

Also incorporated by reference are additional documents that we may file with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering (other than information in such additional documents that is deemed, under SEC rules, to have been furnished and not to have been filed). These additional documents will be deemed to be incorporated by reference, and to be a part of, this prospectus from the date of their filing.

These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed, Current Reports on Form 8-K. Information incorporated by reference from later filed documents supersedes information that is included in this prospectus or any applicable prospectus supplement or is incorporated by reference from earlier documents, to the extent that they are inconsistent. You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number.

Home BancShares, Inc.

Attn: Investor Relations Officer

719 Harkrider, Suite 100

Conway, Arkansas 72032

(501) 339-2929

LEGAL MATTERS

Certain legal matters with respect to the common stock offered under this prospectus will be passed upon by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. Certain legal matters in connection with the offering will be passed upon for the underwriter by Fenimore, Kay, Harrison & Ford, LLP, Austin, Texas.

EXPERTS

BKD, LLP, an independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015, included in our Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of our internal control over financial reporting as of December 31, 2015, as set forth in their reports, which are incorporated by reference in this prospectus supplement, the accompanying prospectus and elsewhere in this registration statement. Our consolidated financial statements are incorporated by reference in reliance on BKD, LLP’s reports, given on their authority as experts in accounting and auditing.

With respect to the unaudited financial information of Home BancShares as of March 31, 2016 and for the three month periods ended March 31, 2016 and 2015 and as of June 30, 2016 and for the three and six month periods ended June 30, 2016 and 2015, incorporated herein by reference, the independent registered public accountants have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2016 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their reports on such information should be restricted. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

PROSPECTUS

HOME BANCSHARES, INC.

Common Stock

Preferred Stock

Rights

Warrants

We may offer and sell, from time to time, in one or more offerings, any combination of securities that we describe in this prospectus.

This prospectus provides you with a general description of these securities. We will file prospectus supplements and may provide other offering material at later dates that will contain specific terms of each issuance of securities. These supplements may also add, update or change information contained in this prospectus.

You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “HOMB.”

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors” on page 6 of this prospectus and in the documents we filed with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense in the United States.

These securities are unsecured and are not deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This prospectus is dated December 2, 2015.

December 2, 2015

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

Each time we use this prospectus to offer securities, we will provide a prospectus supplement containing specific information about the amounts, prices and terms of the securities being offered. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should carefully read both this prospectus and any applicable prospectus supplement. See “Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

Unless otherwise stated or the context otherwise requires, all references to “Home BancShares,” “the Company,” “we,” “our,” “us” and similar terms refer to Home BancShares, Inc. and its consolidated subsidiaries.

Unless otherwise indicated, currency amounts in this prospectus and in any applicable prospectus supplement are stated in U.S. dollars.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of our statements contained in this document are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements relate to future events or our future financial performance and include statements about the competitiveness of the banking industry, potential regulatory obligations, our entrance and expansion into other markets, our other business strategies and other statements that are not historical facts. Forward-looking statements are not guarantees of performance or results. When we use words like “may,” “plan,” “contemplate,” “anticipate,” “believe,” “intend,” “continue,” “expect,” “project,” “predict,” “estimate,” “could,” “should,” “would,” and similar expressions, you should consider them as identifying forward-looking statements, although we may use other phrasing. These forward-looking statements involve risks and uncertainties and are based on our beliefs and assumptions, and on the information available to us at the time that these disclosures were prepared. These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to, the following:

•	the effects of future economic conditions, including inflation or a decrease in commercial real estate and residential housing values;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	the impact of the Dodd-Frank financial regulatory reform act and regulations issued or to be issued thereunder;

•	the risks of changes in interest rates or the level and composition of deposits, loan demand and the values of loan collateral, securities and interest sensitive assets and liabilities;

•	the effects of terrorism and efforts to combat it;

•	credit risks;

•	the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in our market area and elsewhere, including institutions operating regionally, nationally and internationally, together with competitors offering banking products and services by mail, telephone and the Internet;

•	the effect of any mergers, acquisitions or other transactions to which we or our subsidiaries may from time to time be a party, including our ability to successfully integrate any businesses that we acquire;

•	the failure of assumptions underlying the establishment of our allowance for loan losses; and

•	the failure of assumptions underlying the estimates of the fair values for our covered assets and carrying value of FDIC indemnification receivable.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this Cautionary Note. Our actual results may differ significantly from those we discuss in these forward-looking statements. For other factors, risks and uncertainties that could cause our actual results to differ materially from estimates and projections contained in these forward-looking statements, see the “Risk Factors” section provided below.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC, and have filed a registration statement on Form S-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to the foregoing, we maintain a website at http://www.homebancshares.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our Internet website copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and any amendments to such documents as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC into this prospectus, which means we can disclose important information to you by referring you to another document. The information incorporated by reference is considered to be part of this prospectus from the date on which we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the termination of the offering of the securities by means of this prospectus will automatically update and, where applicable, supersede information contained in this prospectus or incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the termination of the offering of the securities offered hereby:

(a) Our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, filed with the SEC on February 27, 2015.

(b) Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015, June 30, 2015, and September 30, 2015, filed with the SEC on May 7, 2015, August 6, 2015, and November 5, 2015, respectively.

(c) Our Current Reports on Form 8-K filed with the SEC on January 22, 2015, April 20, 2015, and June 18, 2015; Item 8.01 of our Current Reports on Form 8-K, filed with the SEC on April 1, 2015, and October 1, 2015; Item 5.02 of our Current Reports on Form 8-K filed with the SEC on July 8, 2015, and August 18, 2015; and our Current Reports on Form 8-K/A filed with the SEC on March 4, 2015, and June 22, 2015.

(d) The description of our Common Stock contained in our Registration Statement on Form 10, filed under Section 12 of the Exchange Act, and all amendments or reports filed for the purpose of updating such description.

You may request a copy of these filings, at no cost, by writing or calling us at the following address:

Home BancShares, Inc.

719 Harkrider, Suite 100

Conway, Arkansas 72032

Attn: Corporate Secretary

(501) 339-2929

THE COMPANY

We are a Conway, Arkansas headquartered bank holding company registered under the federal Bank Holding Company Act of 1956. We are primarily engaged in providing a broad range of commercial and retail banking and related financial services to businesses, real estate developers and investors, individuals and municipalities through our wholly owned community bank subsidiary – Centennial Bank (the “Bank”). The Bank has branch locations in Arkansas, Florida and South Alabama and a loan production office in New York City.

Home BancShares acquires, organizes and invests in community banks that serve attractive markets. Our community banking team is built around experienced bankers with strong local relationships. The Company was formed in 1998 by an investor group led by John W. Allison, our Chairman, and Robert H. “Bunny” Adcock, Jr., our Vice Chairman. After obtaining a bank charter, we established First State Bank in Conway, Arkansas, in 1999. We acquired and integrated Community Bank, Bank of Mountain View and Centennial Bank in 2003, 2005 and 2008, respectively. Home BancShares and its founders were also involved in the formation of Twin City Bank and Marine Bank, both of which we acquired and integrated in 2005. During 2008 and 2009, we merged all of our banks into one charter and adopted Centennial Bank as the common name. In 2010, we acquired six banks in Florida through Federal Deposit Insurance Corporation (“FDIC”) assisted transactions, including Old Southern Bank, Key West Bank, Coastal Community Bank, Bayside Savings Bank, Wakulla Bank and Gulf State Community Bank. In 2012, we acquired three banks headquartered in Florida, including Vision Bank, Premier Bank and Heritage Bank of Florida (“Heritage”). Heritage was acquired through an FDIC-assisted transaction without loss share. In 2013, we acquired Liberty Bancshares, Inc. headquartered in Jonesboro, Arkansas. In 2014, we acquired Florida Traditions Bank headquartered in Dade City, Florida and Broward Financial Holdings, Inc. headquartered in Fort Lauderdale, Florida. During 2015, we acquired all the Florida Panhandle banking operations of Doral Bank (“Doral Florida”) and acquired a pool of national commercial real estate loans from J.C. Flowers & Co. The acquired loans were originated by the former Doral Bank within its Doral Property Finance portfolio. In connection with this acquisition, we opened a loan production office in New York, New York. On October 1, 2015, we completed our acquisition of Florida Business BancGroup, Inc. and its bank subsidiary, Bay Cities Bank, headquartered in Tampa, Florida.

Our principal executive office is located at 719 Harkrider, Suite 100, Conway, Arkansas, and our telephone number is (501)  339-2929.

RISK FACTORS

An investment in our securities involves significant risks. Our business, financial condition, and results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment. Before you make an investment decision regarding the securities, you should carefully consider the risks and uncertainties described under “Risk Factors” in the applicable prospectus supplement and in our most recent Annual Report on Form 10-K, and in any updates to those Risk Factors in our Quarterly Reports on Form 10-Q, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. The risks described in those documents are not the only ones that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations, our financial results and the value of the securities. The prospectus supplement applicable to each series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the securities we are offering under that prospectus supplement.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the proceeds from the sale of the securities described in this prospectus for general corporate purposes and to support our ongoing and future anticipated growth, including potential acquisitions. Pending such use, we may temporarily invest the proceeds or use them to reduce indebtedness. The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering.

RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our consolidated ratios of earnings to combined fixed charges and preferred share dividends for the periods shown. For purposes of computing the ratios, earnings represent the sum of income from continuing operations before taxes plus fixed charges and preferred share dividend requirements. Fixed charges represent total interest expense, including and excluding interest on deposits. Preferred share dividend requirements represent the amount of pre-tax income required to pay the dividends on preferred shares.

On January 16, 2009, we issued 50,000 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, par value $0.01 per share (the “Series A Preferred Shares”). All of the Series A Preferred Shares were issued to the United States Department of the Treasury (the “Treasury”) pursuant to the Treasury’s Capital Purchase Program. On July 6, 2011, we repurchased all 50,000 shares of the Series A Preferred Shares from the Treasury. We have not had any preferred shares outstanding or paid any dividends on preferred shares since we redeemed the Series A Preferred Shares. Therefore, the ratio of earnings to combined fixed charges and preferred share dividends is not different from the ratio of earnings to fixed charges for the years ended December 31, 2012, 2013, and 2014, and the nine month periods ended September 30, 2014 and 2015.

	Nine Months Ended September 30,		Years Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
Ratio of Earnings to Fixed Charges:
Including interest on deposits	11.06x	9.83x	10.03x	7.94x	5.48x	3.76x	1.74x
Excluding interest on deposits	26.66x	26.93x	26.96x	20.70x	15.10x	11.69x	3.42x
Ratio of Earnings to Fixed Charges and Preferred Dividends:
Including interest on deposits	11.06x	9.83x	10.03x	7.94x	5.48x	3.61x	1.63x
Excluding interest on deposits	26.66x	26.93x	26.96x	20.70x	15.10x	10.07x	2.78x

DESCRIPTION OF SECURITIES WE MAY OFFER

This prospectus contains summary descriptions of our common stock, preferred stock, rights and warrants that we may offer from time to time. These summary descriptions are not meant to be complete descriptions of each security. The particular terms of any security will be described in the accompanying prospectus supplement and other offering material. The accompanying prospectus supplement may add, update or change the terms and conditions of the securities as described in this prospectus.

When we use the terms “security” or “securities” in this prospectus, we mean any of the securities we may offer with this prospectus, unless we say otherwise.

DESCRIPTION OF CAPITAL STOCK

The following is a description of our common stock and certain provisions of our Restated Articles of Incorporation, Restated Bylaws and certain provisions of applicable law. The following is only a summary and is qualified by applicable law and by the provisions of our Restated Articles of Incorporation and Restated Bylaws, copies of which have been filed with the SEC and are also available upon request from us.

General

Under our Restated Articles of Incorporation, as amended, we have authority to issue up to 100,000,000 shares of common stock, par value $0.01 per share, and up to 5,500,000 shares of preferred stock, par value $0.01 per share. Each share of our common stock has the same relative rights as, and is identical in all respects to, each other share of our common stock.

As of November 30, 2015, 70,126,449 shares of our common stock were issued and outstanding, and 1,901,887 shares of common stock were reserved for issuance pursuant to the Company’s stock option and performance incentive plan. Our common stock is listed on the NASDAQ Global Select Market. The outstanding shares of our common stock are validly issued, fully paid and non-assessable.

As of November 30, 2015, no shares of our preferred stock were issued and outstanding.

Common Stock

Voting Rights. Holders of our common stock are entitled to one vote per share on all matters submitted to a vote of shareholders. Holders of our common stock do not have cumulative voting rights.

Dividend Rights. Holders of our common stock are entitled to dividends when, as, and if declared by our board of directors out of funds legally available for the payment of dividends. Holders of any series of preferred stock we may issue in the future may have a priority over holders of common stock with respect to dividends. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on our subsidiaries by statute or regulation effectively may limit the amount of dividends we can pay.

Liquidation and Dissolution. In the event of the liquidation, dissolution and winding up of the Company, the holders of our common stock are entitled to receive ratably all of the assets of the Company available for distribution after satisfaction of all liabilities of the Company, subject to the rights of the holders of any of the Company’s preferred shares that may be issued from time to time.

Other Rights. Holders of our common stock have no preferential or preemptive rights with respect to any securities of Home BancShares, and there are no conversion rights or redemption or sinking fund provisions applicable to our common stock.

Restrictions on Ownership. The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board prior to the acquisition of 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Modification of Rights. Rights of the holders of our common stock may not be modified by less than a majority vote of the common stock outstanding. Additionally, under the Arkansas Business Corporation Act of 1987, a majority vote is required for the approval of a merger or consolidation with another corporation, and for the sale of all or substantially all of our assets and liquidation or dissolution of Home BancShares.

Transfer Agent. The transfer agent and registrar for our common stock is Computershare, P.O. Box 30170, College Station, Texas 77842-3170.

Preferred Stock

The 5,500,000 shares of our preferred stock, par value $0.01 per share, are typically referred to as “blank check” preferred stock. This term means that these shares of preferred stock may be issued with such preferences, limitations, relative rights, and terms as determined by our board of directors. As such, the board of directors can, without shareholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control.

The terms of any particular series of preferred stock will be described in the prospectus supplement relating to that particular series of preferred stock.

DESCRIPTION OF RIGHTS

In this section, we describe the general terms and provisions of the rights to securities that we may offer to our shareholders. Rights may be issued independently or together with any other offered security and may or may not be transferable by the person purchasing or receiving the rights. In connection with any rights offering to our shareholders, we may enter into a standby underwriting or other arrangement with one or more underwriters or other persons pursuant to which such underwriters or other person would purchase any offered securities remaining unsubscribed for after such rights offering. Each series of rights will be issued under a separate rights agent agreement to be entered into between us and a bank or trust company, as rights agent, that we will name in the applicable prospectus supplement. The rights agent will act solely as our agent in connection with the certificates relating to the rights of the series of certificates and will not assume any obligation or relationship of agency or trust for or with any holders of rights certificates or beneficial owners of rights.

The prospectus supplement relating to any rights we offer will include specific terms relating to the offering, including, among others, the date of determining the shareholders entitled to the rights distribution, the aggregate number of rights issued and the aggregate amount of securities purchasable upon exercise of the rights, the exercise price, the conditions to completion of the offering, the date on which the right to exercise the rights will commence and the date on which the right will expire, and any applicable U.S. federal income tax considerations. To the extent that any particular terms of the rights, rights agent agreements, or rights certificates described in a prospectus supplement differ from any of the terms described here, then the terms described here will be deemed to have been superseded by that prospectus supplement.

Each right would entitle the holder of the rights to purchase for cash the principal amount of securities at the exercise price set forth in the applicable prospectus supplement. Rights may be exercised at any time up to the close of business on the expiration date for the rights provided in the applicable prospectus supplement. After the close of business on the expiration date, all unexercised rights would become void and of no further force or effect.

Holders may exercise rights as described in the applicable prospectus supplement. Upon receipt of payment and the rights certificate properly completed and duly executed at the corporate trust office of the rights agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, forward the securities purchasable upon exercise of the rights. If less than all of the rights issued in any rights offering are exercised, we may offer any unsubscribed securities directly to persons other than shareholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby arrangements, as described in the applicable prospectus supplement.

The description in the applicable prospectus supplement and other offering material of any rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable rights agent agreement, which will be filed with the SEC if we offer rights. For more information on how you can obtain copies of the applicable rights agent agreement if we offer rights, see “Documents Incorporated by Reference” and “Where You Can Find More Information.” We urge you to read the applicable rights agent agreement and the applicable prospectus supplement and any other offering material in their entirety.

DESCRIPTION OF WARRANTS

We may issue warrants from time to time in one or more series for the purchase of our common stock or preferred stock or any combination of those securities. Warrants may be issued independently or together with any shares of common stock or shares of preferred stock or offered by any prospectus supplement and may be attached to or separate from common stock or preferred stock. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent, or any other bank or trust company specified in the related prospectus supplement relating to the particular issue of warrants. The warrant agent will act as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders of warrants or beneficial owners of warrants. The specific terms of a series of warrants will be described in the applicable prospectus supplement relating to that series of warrants along with any general provisions applicable to that series of warrants.

The following is a general description of the warrants we may issue. The applicable prospectus supplement will describe the specific terms of any issuance of warrants. The terms of any warrants we offer may differ from the terms described in this prospectus. As a result, we will describe in the prospectus supplement the specific terms of the particular series of warrants offered by that prospectus supplement. Accordingly, for a description of the terms of a particular series of warrants, you should carefully read this prospectus, the applicable prospectus supplement, and the applicable warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus forms a part.

Terms. If warrants are offered by us, the prospectus supplement will describe the terms of the warrants, including the following if applicable to the particular offering:

•	the title of the warrants;

•	the total number of warrants;

•	the number of shares of common stock purchasable upon exercise of the warrants to purchase common stock and the price at which such shares of common stock may be purchased upon exercise;

•	the designation and terms of the preferred stock with which the warrants are issued and the number of warrants issued with each share of preferred stock;

•	the date on and after which the warrants and the related common stock or preferred stock will be separately transferable;

•	if applicable, the date on which the right to exercise the warrants will commence and the date on which this right will expire;

•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;

•	a discussion of federal income tax, accounting and other special considerations, procedures and limitations relating to the warrants; and

•	any other terms of the warrants including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants may be exchanged for new warrants of different denominations, may be presented for registration of transfer, and may be exercised at the office of the warrant agent or any other office indicated in the prospectus supplement. Before the exercise of their warrants, holders of warrants will not have any of the rights of holders of shares of common stock or shares of preferred stock purchasable upon exercise, including the right to receive payments of dividends, if any, on the shares of common stock or preferred stock purchasable upon such exercise or to exercise any applicable right to vote.

Exercise of Warrants. Each warrant will entitle the holder to purchase a number of shares of common stock or shares of preferred stock at an exercise price as will in each case be set forth in, or calculable from, the prospectus supplement relating to those warrants. Warrants may be exercised at the times set forth in the prospectus supplement relating to the warrants. After the close of business on the expiration date (or any later date to which the expiration date may be extended by us), unexercised warrants will become void. Subject to any restrictions and additional requirements that may be set forth in the prospectus supplement relating thereto, warrants may be exercised by delivery to the warrant agent of the certificate evidencing the warrants properly completed and duly executed and of payment as provided in the prospectus supplement of the amount required to purchase shares of common stock or shares of preferred stock purchasable upon such exercise. The exercise price will be the price applicable on the date of payment in full, as set forth in the prospectus supplement relating to the warrants. Upon receipt of the payment and the certificate representing the warrants to be exercised properly completed and duly executed at the office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as practicable, issue and deliver the shares of common stock or shares of preferred stock purchasable upon such exercise. If fewer than all of the warrants represented by that certificate are exercised, a new certificate will be issued for the remaining amount of warrants.

The description in the applicable prospectus supplement and other offering material of any warrants we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable warrant agreement, which will be filed with the SEC if we offer warrants. For more information on how you can obtain copies of the applicable warrant agreement if we offer warrants, see “Documents Incorporated by Reference” and “Where You Can Find More Information.” We urge you to read the applicable warrant agreement and the applicable prospectus supplement and any other offering material in their entirety.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus on a continuous or delayed basis directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold from time to time in one or more transactions at fixed prices, which may be changed from time to time, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NASDAQ Global Select Market in the case of our common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

Each time that we use this prospectus to sell our securities, we will also provide a prospectus supplement. For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

•	the public offering price;

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the proceeds from the sale of the securities to us;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with SEC orders, rules and regulations and applicable law. To the extent permitted by applicable law and SEC orders, rules and regulations, an overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. To the extent permitted by applicable law and SEC orders, rules and regulations, short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Any underwriters who are qualified market makers on the NASDAQ Stock Market may engage in passive market making transactions in the common stock on the NASDAQ Stock Market in accordance with Rule 103 of Regulation M, during the business day prior to the pricing of the offering, before the commencement of offers or sales of the common stock. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker’s bid, however, the passive market maker’s bid must then be lowered when certain purchase limits are exceeded.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. Only underwriters named in the prospectus supplement are underwriters of the securities offered in the prospectus supplement. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Each series of securities will be a new issue of securities. Our common stock is listed on the NASDAQ Global Select Market. Unless otherwise specified in the applicable prospectus supplement, the securities will not be listed on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice.

Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers or underwriters may be customers of, engage in transactions with, or perform services for us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C., Little Rock, Arkansas. As of November 30, 2015, attorneys with Mitchell, Williams, Selig, Gates & Woodyard, P.L.L.C. participating in this matter beneficially own approximately 2,634 shares of our common stock. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

BKD, LLP, independent registered public accounting firm, has audited our consolidated financial statements as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on BKD, LLP’s reports, given on their authority as experts in accounting and auditing.

With respect to the unaudited financial information of Home BancShares for the three month periods ended March 31, 2015 and 2014, the three and six month periods ended June 30, 2015 and 2014, and the three and nine month periods ended September 30, 2015 and 2014, incorporated herein by reference, the independent registered public accountants have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their separate reports included in the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2015, and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Because of the limited nature of the review procedures applied, the degree of reliance on their reports on such information should be restricted. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

2,650,000 Shares

Home BancShares, Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Stephens Inc.

September     , 2016